Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Barbara Doyle Investor Relations 651-236-5023
NEWS	April 7, 2022

H.B. Fuller Raises Quarterly Dividend by 13%

Announces new $300 million share repurchase authorization to replace expiring plan

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that its Board of Directors approved an increase in the Company’s regular quarterly cash dividend from $0.1675 per share of common stock to $0.19 per share of common stock, payable on May 5, 2022 to shareholders of record at the close of business on April 21, 2022.

This represents a 13% increase over the prior quarterly dividend and marks the 53rd consecutive year in which the Company has increased its dividend.

“Raising our dividend by 13% reflects our confidence for continued growth of our global adhesives business,” said Jim Owens, H.B. Fuller president and chief executive officer. “The diversity of the materials we purchase, the agility in our global operations, and our expertise as formulators and application scientists enables us to deliver adhesive solutions our customers need in today’s supply-constrained environment, and innovation that is essential for tomorrow’s products. Increasing our dividend for 53 consecutive years is a solid demonstration of our financial strength and the resiliency of our cash flow through more than five decades of different economic conditions and cycles.”

The Company also announced that its Board of Directors authorized a share repurchase plan of up to $300 million of the Company’s outstanding common shares for a period of up to five years. Under the share repurchase plan, the Company, at management’s discretion, may repurchase shares for cash on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement, to buy back shares for future issuance under the Company’s stock-based incentive compensation plans as well as for future issuance in connection with potential strategic opportunities. The plan does not require the Company to repurchase any specific number of shares or to complete the plan on any specific timeline. The plan may be modified, suspended or terminated at any time without prior notice. This share repurchase plan replaces the Company’s previous plan that was approved in April of 2017.

Exhibit 99.1

About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation and sustainable adhesive solutions brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at https://www.hbfuller.com/.